Exhibit 7.05

Execution Version

INVESTOR RIGHTS AGREEMENT

This amended and restated INVESTOR RIGHTS AGREEMENT (this “Agreement”) is executed on this July 26, 2021 by and between

(1)	Li Auto Inc., an exempted company incorporated with limited liability under the Laws of the Cayman Islands (the “Company”);

(2)	Mr. Xiang Li (李想), a PRC individual with PRC identity card no of *** (the “Founder”);

(3)	Amp Lee Ltd., a company incorporated in British Virgin Islands; (“Amp Lee,” together with Founder, each a “Founder Party” and collectively, the “Founder Parties”); and

(4)	Inspired Elite Investments Limited, a company limited by shares incorporated in the British Virgin Islands (“Inspired Elite”),

and shall take effect from the date on which the Class A Ordinary Shares of the Company are listed on the Main Board of The Stock Exchange of Hong Kong Limited.

Each of the forgoing parties is referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A.           WHEREAS, the Parties hereto entered into an investor rights agreement on July 9, 2020 (the “Original Investor Rights Agreement”) to govern certain of their rights, duties and obligations.

B.            WHEREAS, the Parties agree to execute this Agreement, which shall supersede the Original Investor Rights Agreement in its entirety as of the date on which the Class A Ordinary Shares of the Company are listed on the Main Board of The Stock Exchange of Hong Kong Limited.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

AGREEMENT

ARTICLE 1

EFFECTIVENESS; Definitions.

1.1.          Effective Date. This Agreement shall become effective upon the completion of the initial public offering of the Company’s American Depositary Shares representing its Class A Ordinary Shares (the “Effective Date”).

1.2.          Definitions. The following terms shall have the following meanings:

“Affiliate” means in respect of a Person, any other Person that, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by, or is under common control with, such Person, and (i) in the case of a natural person, any of such person’s Family Members, a trust for the benefit of such person, or any of such person’s Family Members, and a corporation, partnership, or any other entity wholly or jointly owned or controlled by such person and any of such person’s Family Members, and (ii) in the case of an entity, a partnership, a corporation, or any other entity, or any natural person which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity. The term “control” shall mean the ownership, directly or indirectly, of shares possessing more than fifty percent (50%) of the voting power of the corporation, partnership, or other entity (other than, in the case of a corporation, securities having such power only by reason of the happening of a contingency), or having the power to control the management or elect a majority of members to the board of directors or equivalent decision-making body of such corporation, partnership or other entity.

“Agreement” has the meaning set forth in the Preamble.

“Board” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, Sunday, public holiday or other day on which commercial banks are required or authorized by Law to be closed in the British Virgin Islands, Cayman Islands, New York, Hong Kong, or the People’s Republic of China (solely for the purpose of this Agreement, excluding Hong Kong, Macau and Taiwan).

“Class A Ordinary Shares” means class A ordinary share of the Company, par value US$0.0001 per share, having the rights provided for in the Memorandum and Articles.

“Class B Ordinary Shares” means class B ordinary share of the Company, par value US$0.0001 per share, having the rights provided for in the Memorandum and Articles.

“Class” or “Classes” means any class or classes of Shares as may from time to time be issued by the Company.

“CoC Notice” has the meaning set forth in Section 3.1.

“Company Change of Control Transaction” means the occurrence of any of the following transactions: (A) an amalgamation, merger, consolidation, scheme of arrangement or similar transaction of the Company with or into any other Person in which the Members immediately prior to such a transaction or transactions do not hold more than fifty percent (50%) of the Company’s voting power in the aggregate immediately after such a transaction or transactions and the surviving entity is no longer controlled by such Members and their respective Affiliates immediately after such a transaction or transactions; or (B) sale, transfer or other disposition of all or substantially all of the assets of the Company (including without limitation in a liquidation, dissolution or similar proceeding).

“Company” has the meaning set forth in the Preamble.

“Director” means a director serving on the Board.

“Equity Incentive Plan” means any share incentive plan adopted by the Company or any of its wholly owned Subsidiaries, in each case as amended, modified or supplemented from time to time in accordance with its terms.

“Equity-Linked Securities” means any rights, options, warrants or other securities entitling the holder thereof to purchase or otherwise acquire (whether immediately, during specified times, upon the satisfaction of any conditions, by conversion, exchange, exercise or otherwise) any Shares or any rights, options, warrants or other securities exercisable for, convertible into or exchangeable for such rights, options, warrants or other securities.

“Exercise Notice” has the meaning set forth in Section 3.2.

“Exercise Period” has the meaning set forth in Section 3.2.

“Family Member” means a Person’s spouse, parents, children, grandchildren or other lineal descendants, siblings, mother-in-law, father-in-law, brothers-in-law, and sisters-in-law.

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any governmental authority, in each case as amended, and any and all applicable governmental orders.

“Meituan Director” has the meaning set forth in Section 2.1.

“Meituan Shareholder” means each of (a) Inspired Elite so long as it is a Member, and (b) any Subsidiary of Meituan Dianping (not including the Company or any Subsidiary of the Company) that is a Member from time to time, during such time when it is a Member.

“Memorandum and Articles” means the Memorandum and Articles of Association of the Company in effect from time to time.

“Person” means any natural person, firm, company, joint venture, partnership, corporation, association, or other entity (whether or not having a separate legal personality) or any of them as the context so requires.

“Share” means a share in the share capital of the Company. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require.

“Shareholder” or “Member” means a Person who is registered as the holder of one or more Shares in the register of members of the Company.

“Subsidiary” means with respect to any given Person, any other Person (a) that is controlled directly or indirectly by such given Person and (b) whose assets and financial results are consolidated with the assets and financial results of such given Person and are recorded on the financial statements of such given Person for financial reporting purposes in accordance with applicable accounting standards.

ARTICLE 2

BOARD MATTERS.

2.1.            Board Representation. Subject to Section 2.4, effective as of the Effective Date and until this Agreement is terminated in accordance with Section 4.1, the Meituan Shareholders shall be entitled, but not obligated, to jointly appoint, remove and replace one (1) director (the “Meituan Director”) by delivering a written notice to the Company, and such appointment, removal or replacement as specified therein shall be valid and effective automatically and forthwith upon delivery of such written notice to the Company (without the requirement for any further approval or action on the part of the Members or the directors), and the Company shall update the Register of Directors and Officers accordingly. The written notice delivered by any Meituan Shareholder to the Company shall be legally binding on all Meituan Shareholders.

2.2.          Performance of Company Obligations. The Founder agrees that for so long as he serves as a Director, he shall, solely in his capacity as a Director and subject to his fiduciary duties as such, to the extent in compliance with applicable Laws, vote at any meeting of the Board or execute any written resolution or consent of Directors and take all other necessary actions in order to elect the Meituan Director as a Director. The Company further agrees to take any and all necessary actions within its control in order to ensure the election of the Meituan Director as a Director.

2.3.          Directors’ Liability Insurance. After the Effective Date, the Company shall use its commercially reasonable efforts to maintain in full force and effect a directors’ liability insurance and fiduciary liability insurance policy, on terms and conditions and in an aggregate amount customary for the nature and size of the business of the Company and its Subsidiaries, from an internationally recognized insurance carrier.

2.4.         Termination of Sections 2.1 and 2.2. Sections 2.1 and 2.2 of this Article 2 shall automatically terminate upon the listing of the Class A Ordinary Shares of the Company on the Main Board of The Stock Exchange of Hong Kong Limited.

ARTICLE 3

PROTECTIVE PROVISIONS.

3.1.          Consent Right. Subject to Section 3.3, effective as of the Effective Date and until this Agreement is terminated in accordance with Section 4.1, the Company shall not, and shall cause its Subsidiaries not to, take any action with respect to the following matters without the affirmative prior written consent or approval of a Meituan Shareholder:

(a)               (A) any action that creates, authorizes the creation of, or issues (i) any class or series of Shares that carry more than one vote per share (including Class B Ordinary Shares authorized under the Memorandum and Articles) or (ii) preferred shares having rights in relation to redemption, liquidation preference, dividend or distribution (or terms having similar economic effect, however named) that are more favorable to holder of such preferred shares than the terms applicable to the Meituan Shareholders, in each case, excluding Equity-Linked Securities (unless such Equity-Linked Securities are convertible into or enable the holders thereto to acquire or purchase Shares or preferred shares set forth in (i) and (ii) above); or (B) any action that amend the voting power attached to any Class B Ordinary Shares; and

(b)               amendment of any Equity Incentive Plan existing on or prior to the Effective Date by increasing the Shares reserved for issuance under such plan or extending the expiration date of such plan or adoption of any new Equity Incentive Plan by the Company or any of its Subsidiaries.

For so long as the Meituan Director serves as a Director, the Meituan Director’s affirmative written consent or approval shall be considered consent or approval by all Meituan Shareholders and legally binding on all Meituan Shareholders. If no Person appointed by the Meituan Shareholders serves on the Board of the Company or if no written consent or approval is given by the Meituan Director, the affirmative written consent or approval of any Meituan Shareholder shall be sufficient evidence of consent and approval by all Meituan Shareholders and legally binding on all Meituan Shareholders.

3.2.           Right of First Refusal.

(a)               Effective as of the Effective Date and until this Agreement is terminated in accordance with Section 4.1, if the Company intends to effect a Company Change of Control Transaction, the Company shall provide the Meituan Shareholders with a written notice of the proposal and a summary of the material terms and conditions of the proposal (which shall include the proposed number and type of Shares or assets of the Company to be transferred and the proposed purchase price) (the “CoC Notice”). The CoC Notice shall also include a copy of any written proposal, term sheet, letter of intent, or other agreement relating to the proposal.

(b)               The Meituan Shareholders shall jointly have a right, exercisable by written notice to the Company (the “Exercise Notice”) within thirty (30) days following delivery of the CoC Notice (the “Exercise Period”), to offer to consummate the Company Change of Control Transaction at a purchase price no less than that stated in the CoC Notice and on substantially the same material terms and conditions set forth in the CoC Notice. If any Meituan Shareholder delivers the Exercise Notice within the Exercise Period, such Exercise Notice shall be irrevocable and binding, and the Meituan Shareholders and the Company shall use their respective reasonable best efforts to agree in good faith and enter into definitive documentation reflecting the terms above providing for such Company Change of Control Transaction and, subject to the terms of such definitive documentation, shall consummate such Company Change of Control Transaction as soon as reasonably practicable following delivery of such Exercise Notice, but in no event later than two (2) months after delivery of such Exercise Notice, subject to extension solely to the extent necessary to obtain any required regulatory approvals or Shareholder approval required to consummate such transaction.

(c)               If (a) no Meituan Shareholder delivers the Exercise Notice on or prior to the last day of the Exercise Period, (b) the Exercise Notice states a price that is less than that stated in the Proposal Notice or (c) the Meituan Shareholders fail to consummate the Company Change of Control Transaction within two (2) months after delivery of the Exercise Notice (subject to extension solely to the extent necessary to obtain any required regulatory approvals or Shareholder approval required to consummate such transaction) (other than as a result of the failure by the Company to agree in good faith and enter into definitive documentation, the breach or fault of the Company or termination of definitive documentation with the Meituan Shareholders), the Company shall have a period of two (2) months from the expiration of the Exercise Period (subject to extension solely to the extent necessary to obtain any required regulatory approvals or Shareholder approval required to consummate such transaction) to consummate the Company Change of Control Transaction with a third party at a price that is no less than the price stated in the CoC Notice and upon terms and conditions no more favorable to such third party than those specified in the CoC Notice. In the event that the Company has not consummated such Company Change of Control Transaction within two (2) months from the expiration of the Exercise Period (subject to extension solely to the extent necessary to obtain any required regulatory approvals or Shareholder approval required to consummate such transaction), the rights of the Meituan Shareholders under this Section 3.2 shall be re-invoked and shall be applicable to each subsequent Company Change of Control. The Founder Parties shall make reasonable best efforts to take all actions, or refrain from taking any action, as necessary or appropriate to cause the Company to perform and comply with its obligations under this Section 3.2.

3.3.          Termination of Section 3.1. Section 3.1 of this Article 3 shall automatically terminate upon the listing of the Class A Ordinary Shares of the Company on the Main Board of The Stock Exchange of Hong Kong Limited.

ARTICLE 4
TERMINATION

4.1.          Termination of Agreement. Without prejudice to any other provisions of this Agreement, this Agreement shall terminate (a) at such time as the Meituan Shareholders cease to beneficially own, in aggregate, for the first time, at least fifty percent (50%) of the Shares beneficially owned by all Meituan Shareholders as of the Effective Date (as appropriately adjusted for share splits, reverse share splits, share dividends, share consolidations, recapitalizations and the like), or (b) upon the mutual written consent of the Parties. Upon any termination of this Agreement pursuant to this Section 4.1, this Agreement will have no further force or effect, except for the provisions in this Section 4.1 and ARTICLE 5 which shall survive any termination. No termination under this Agreement shall relieve any Person of liability for breach prior to termination.

ARTICLE 5

MISCELLANEOUS.

5.1.           Authority; Effect. Each Party represents and warrants to and agrees with the other Parties that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on behalf of such Party and do not violate any agreement or other instrument applicable to such Party or by which its or his assets are bound. This Agreement does not, and shall not be construed to, give rise to the creation of a partnership among any of the Parties, or to constitute any of such Parties members of a joint venture or other association.

5.2.          Descriptive Heading. The descriptive headings of this Agreement are for convenience of reference only, are not to be considered a part hereof and shall not be construed to define or limit any of the terms or provisions hereof.

5.3.          Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties whose rights or obligations hereunder are affected by such terms and conditions. This Agreement, and the rights and obligations hereunder, shall not be assigned without the mutual written consents of the Parties; provided that Inspired Elite may assign any right, remedy, obligation or liability arising under this Agreement to any Subsidiary of Meituan Dianping (not including the Company or any Subsidiary of the Company) that agrees in writing to be bound by this Agreement.

5.4.          Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only if such amendment or waiver is in writing and signed, in the case of an amendment, by Parties or, in the case of a waiver, by the Party against whom the waiver is to be effective.

5.5.          No Third-Party Beneficiaries. Except as explicitly specified in this Agreement, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties any rights, remedies, obligations or liabilities under or by reason of this Agreement, and no Person that is not a Party to this Agreement (including any partner, member, stockholder, director, officer, employee or other beneficial owner of any Party, in its or his own capacity as such or in bringing a derivative action on behalf of a Party) shall have any standing as a third-party beneficiary with respect to this Agreement or the transactions contemplated by this Agreement, whether arising from Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) or otherwise.

5.6.          Entire Agreement. This Agreement constitute the full and entire understanding and agreement among the Parties with regard to the subjects hereof and thereof.

5.7.          Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) or electronic mail to the respective Parties at the addresses specified on Schedule A attached hereto (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 5.7). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a written confirmation of delivery, and to have been effected at the earlier of (i) delivery (or when delivery is refused) and (ii) expiration of two (2) Business Days after the letter containing the same is sent as aforesaid. Where a notice is sent by facsimile or electronic mail, service of the notice shall be deemed to have been effected on the day the same is sent (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party), if such day is a Business Day and if sent during normal business hours of the recipient, otherwise the next Business Day.

5.8.           Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the Laws of Hong Kong, without giving effect to any choice of law or conflict of law provision or rule (whether of Hong Kong or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than Hong Kong.

5.9.          Dispute Resolution.

(a)               Any dispute, controversy or claim arising out of, in connection with or relating to this Agreement, including the interpretation, validity, invalidity, breach or termination hereof, shall be settled by arbitration.

(b)               The arbitration shall be conducted in Hong Kong at the Hong Kong International Arbitration Centre in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules then in effect, which rules are deemed to be incorporated by reference into this subsection (b). There shall be three (3) arbitrators. Each Party has the right to appoint one arbitrator and the third arbitrator shall be appointed by the Hong Kong International Arbitration Centre. The arbitration shall be conducted in the English language.

(c)               Each Party shall cooperate with the other in making full disclosure of and providing complete access to all information and documents reasonably requested by the other that are relevant and material to the matters in dispute in connection with such arbitration proceedings, subject only to any doctrine of legal privilege or any confidentiality obligations binding on such Party.

(d)               The costs of arbitration shall be borne by the losing Party, unless otherwise determined by the arbitration tribunal.

(e)               When any dispute occurs and when any dispute is under arbitration, except for the matters in dispute, the Parties shall continue to fulfill their respective obligations and shall be entitled to exercise their rights under this Agreement.

(f)                The award of the arbitration tribunal shall be final and binding upon the Parties absent manifest error, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award.

(g)               The Parties understand and agree that this provision regarding arbitration shall not prevent any Party from pursuing preliminary equitable or injunctive relief in a judicial forum pending arbitration in order to compel another Party to comply with this provision, to preserve the status quo prior to the invocation of arbitration under this provision, or to prevent or halt actions that may result in irreparable harm. A request for such equitable or injunctive relief shall not waive this arbitration provision.

5.10.        Specific Performance. The Parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

5.11.        Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any Party under this Agreement shall impair any such right, power, or remedy of such Party, nor shall it be construed to be a waiver of or acquiescence to any breach or default, or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

5.12.        Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law.

5.13.        Counterparts. This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile or in electronic format, all of which together shall constitute one instrument.

[Signatures follow on next page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

LI AUTO INC.

By:	/s/ Xiang Li
Name: Xiang Li
Title: Director

[SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

Xiang Li (李想)

By:	/s/ Xiang Li
Name: Xiang Li
Title: Director

Amp Lee Ltd.

By:	/s/ Xiang Li
Name: Xiang Li
Title: Director

[SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

Inspired Elite Investments Limited

By:	/s/ Shaohui Chen
Name: Shaohui Chen
Title: Director

[SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT]